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                                                                    EXHIBIT 12.1


                   GREENPOINT FINANCIAL CORP. AND SUBSIDIARIES
   RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


The Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are set fourth below:

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                                                                             QUARTER ENDED
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                                                     MAR. 31,      DEC. 31,     SEPT. 30,     JUNE 30,      MAR. 31,
(IN MILLIONS)                                          2001          2000         2000          2000          1999
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
Income before income taxes                          $   129.6     $    35.7    $   111.7     $   108.9    $     98.1

Combined fixed charges and preferred
   stock dividends:
      Interest expense of deposits                      125.2         131.0        130.0         125.8         124.3
      Interest expense of long-term debt                  5.9           5.8          2.6           3.3           3.4
      Interest expense on guaranteed preferred
        beneficial interest in Company's junior
        subordinated debentures                           4.6           4.6          4.6           4.5           4.6
      Appropriate portion (1/3) of rent expense           2.2           2.1          1.7           1.7           1.7
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Total combined fixed charges and preferred stock
   dividends                                        $   137.9     $   143.5    $   138.9     $   135.3    $    134.0
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Total combined fixed charges and preferred stock
   dividends (excluding interest expense on
   deposits)                                        $    12.7     $    12.5    $     8.9     $     9.5    $      9.7
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Earnings before income taxes and combined fixed
   charges and preferred stock dividends            $   267.5     $   179.2    $   250.6     $   244.2    $    232.1
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Ratio of earnings to combined fixed
   charges and preferred stock dividends
   (including interest expense on deposits)            1.94 x        1.25 x       1.80 x        1.80 x        1.73 x
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Ratio of earnings to combined fixed
   charges and preferred stock dividends
   (excluding interest expense on deposits)           11.20 x        3.86 x      13.55 x       12.46 x       11.11 x
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